Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated August 22, 2012

$[—] Notes due August 28, 2017 Linked to the Performance of the Barclays WTI Crude 11M Deferred TR IndexTM (the “Index”) Global Medium-Term Notes, Series A, No. C-443

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date***:	August 23, 2012

Issue Date***:	August 28, 2012

Final Valuation Date***:	August 23, 2017* In the case of Holder Redemption, the final valuation date will be deemed to be the valuation date designated in the notice of redemption. In the case of Issuer Redemption, the final valuation date will deemed to be the third Scheduled Trading Day prior to the Redemption Date.**

Redemption Date:	In the case of Holder Redemption, the third business day following the Holder Redemption Notice Date. In the case of Issuer Redemption, the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice; provided, however, that if the deemed final valuation date occurs less than two business days prior to the day that would otherwise be the Redemption Date, then the Redemption Date will be the second business day following the deemed final valuation date as so postponed.**

Maturity Date:	August 28, 2017* (resulting in a term to maturity of approximately 5 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	The return on the Notes is linked to the performance of the Barclays WTI Crude 11M Deferred TR IndexTM (the “Index”) (Bloomberg ticker: BCC2CLBT<Index>)

Investor Fee‡:

Your payment at maturity or upon redemption will be reduced by an amount equal to the investor fee. The investor fee is equal to (a) the principal amount of your Notes multiplied by a fraction, the numerator of which is the Index closing level on the final valuation date and the denominator of which is the Index closing level on the initial valuation date, minus (b) (i) the investor fee factor multiplied by (ii) the principal amount of your Notes multiplied by (iii) a fraction, the numerator of which is the Index closing level on the final valuation date and the denominator of which is the Index closing level on the initial valuation date. The Fee Rate is .75%. If the notes are redeemed pursuant to an issuer redemption or a holder redemption on any day in the first six months, the investor fee will be calculated as if the notes had been held for the full six month period.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

Investor Fee Factor

Where:

“Fee Rate” = .75%

“No. of Daysx” = the actual number of days from but excluding the Initial Valuation Date to and including the Final Valuation Date, which is 1,826**, or, if applicable, to the deemed Final Valuation Date with respect to Holder Redemption or Issuer Redemption.

Payment at Maturity or upon Redemption as a result of Holder Redemption or Issuer Redemption:	If you hold your Notes to maturity or upon redemption as a result of a Holder Redemption or the occurrence of a Issuer Redemption, you will receive a cash payment determined as follows:

Where:

“Principal Amount” = the principal amount of your Notes;

“INDEXFinal” = the Index closing level on the final valuation date (or the deemed final valuation date in the case of Holder Redemption or Issuer Redemption) (“final level”)*

“INDEXInitial” = the Index closing level on the initial valuation date, which is [—] (“initial level”);

Your investment will be fully exposed to any decline in the Index. You will lose some or all of your investment at maturity or in the event of a holder redemption or issuer redemption if the Index has not increased sufficiently to offset the effect of the investor fee. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Holder Redemption:	You may redeem your Notes prior to maturity by delivering a notice of redemption to us that specifies your designated final valuation date (such designated date being the “Holder Redemption Notice Date”. You must deliver your notice via email by no later than 4:00 p.m., New York City time, on the business day immediately preceding the Holder Redemption Notice Date. Your confirmation of redemption must comply with the procedures specified in “Holder Redemption” in this preliminary pricing supplement or it will be deemed ineffective. You must redeem at least 1,000 Notes at one time in order to exercise your right to redeem your Notes on any Redemption Date.

Issuer Redemption:	We may redeem the Notes in whole (but not in part) at our sole discretion on any business day through and including the Maturity Date. To exercise our right to redeem, we must deliver notice to the holders of the Notes not less than ten calendar days prior to the Redemption Date specified by us in such notice. See “Issuer Redemption” in this preliminary pricing supplement.

Index Sponsor:	Barclays Bank PLC

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TEQ6 and US06741TEQ67

*	Subject to postponement in the event of a Note Market Disruption Event as described under “Note Market Disruption Events” in this preliminary pricing supplement.
**

This is calculated from August 23, 2012 (the Initial Valuation Date) to August 23, 2017. Please note that the number used for the “No. of Daysx” will vary if (i) the final valuation date is postponed as herein described or (ii) if the Notes are redeemed pursuant to Holder Redemption or Issuer Redemption.

***	In the event that we make any changes to the expected initial valuation date and issue date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡***	Proceeds to Barclays Bank PLC
Per Note	100%	[—]%	[—]%
Total	$[—]	$[—]	$[—]

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the notes, or $[—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.
***	Your payment at maturity or upon redemption will also be reduced by an amount equal to the investor fee as described above.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The following table and examples assume that the INDEXInitial =1,539.9139 and “Index Return” = [(INDEXFinal – INDEXInitial)/INDEXInitial] and that the No. of Daysx is 1,826. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

INDEXFinal	Index Return	Payment at Maturity	Total Return on the Notes
3,079.8278	100.00%	$1,924.96	92.50%
2,925.8364	90.00%	$1,828.71	82.87%
2,771.8450	80.00%	$1,732.46	73.25%
2,617.8536	70.00%	$1,636.22	63.62%
2,463.8622	60.00%	$1,539.97	54.00%
2,309.8709	50.00%	$1,443.72	44.37%
2,155.8795	40.00%	$1,347.47	34.75%
2,001.8881	30.00%	$1,251.22	25.12%
1,935.0558	25.66%	$1,209.45	20.95%
1,847.8967	20.00%	$1,154.98	15.50%
1,693.9053	10.00%	$1,058.73	5.87%
1,599.9637	3.90%	$1,000.00	0.00%
1,547.6135	0.50%	$967.29	-3.27%
1,539.9139	0.00%	$962.48	-3.75%
1,462.9182	-5.00%	$914.36	-8.56%
1,385.9225	-10.00%	$866.23	-13.38%
1,231.9311	-20.00%	$769.98	-23.00%
1,077.9397	-30.00%	$673.74	-32.63%
923.9483	-40.00%	$577.49	-42.25%
769.9570	-50.00%	$481.24	-51.88%
615.9656	-60.00%	$384.99	-61.50%
461.9742	-70.00%	$288.74	-71.13%
307.9828	-80.00%	$192.50	-80.75%
153.9914	-90.00%	$96.25	-90.38%
0.0000	-100.00%	$0.00	-100.00%

PPS-2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: INDEXFinal is 1,847.8967 and the Index Return is 20.00%.

The amount payable at maturity is calculated as follows:

$1,000.00 * 120.00% * 0.962479452 = $1,154.98

Therefore, the total payment at maturity is $1,154.98 per $1,000.00 principal amount Note, representing a 15.50% return on investment over the term of the Notes.

Example 2: INDEXFinal is 1,547.6135 and the Index Return is 0.50%.

The amount payable at maturity is calculated as follows:

$1,000 * 100.50% * 0.962479452 = $967.29

Therefore, the total payment at maturity is $967.29 per $1,000.00 principal amount Note, representing a -3.27% return on investment over the term of the Notes.

Example 3: INDEXFinal is 1,599.9637 and the Index Return is 3.90%.

The amount payable at maturity is calculated as follows:

$1,000 * 100.77% * 0.962479452 = $1,000.00

Therefore, the total payment at maturity is $1,000.00 per $1,000.00 principal amount Note, representing a 0.00% return on investment over the term of the Notes.

PPS-3

Example 4: INDEXFinal is 1,077.9397 and the Index Return is -30.00%.

The amount payable at maturity is calculated as follows:

$1,000 * 70.00% *0.962479452 = $673.74

Therefore, the total payment at maturity is $673.74 per $1,000.00 principal amount Note, representing a -32.63% return on investment over the term of the Notes.

Example 5: INDEXFinal is 1,539.9139 and the Index Return is 0.00%.

The amount payable at maturity is calculated as follows:

$1,000.00 * 100.00% *0.962479452 = $962.48

Therefore, the total payment at maturity is $962.48 per $1,000.00 principal amount Note, representing a -3.75% return on investment over the term of the Notes.

Selected Purchase Considerations

•

Note Market Disruption Events and Adjustments—The final valuation date, the redemption date, the maturity date and the payment at maturity are subject to postponement as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a Note Market Disruption Event as well as the consequences of that Note Market Disruption Event, see “Note Market Disruption Events” in this preliminary pricing supplement; and

•

For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity or redemption is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, INDEXFinal is greater than INDEXInitial. You may lose some or all of your principal.

•

Diversification Among Components of the Barclays WTI Crude 11M Deferred TR IndexTM (the “Index”)—The return on the Notes is linked to the Barclays WTI Crude 11M Deferred TR IndexTM (the “Index”). For additional information about the Index, see the information set forth under “Description of the Reference Asset—” in this preliminary pricing supplement.

•

We may redeem your Notes at our sole discretion at any time—We have the right to redeem or “call” your Notes (in whole but not in part) at our sole discretion without your consent at any time on any business day through and including the Maturity Date. If we elect to redeem the Notes, we will deliver written notice of such election to redeem to DTC not less than ten calendar days prior to the Redemption Date specified by us in such notice. In this scenario, the final valuation date will be deemed to be the third Scheduled Trading Day prior to the Redemption Date, such deemed final valuation date being subject to postponement in the event of a Note Market Disruption Event as described in “Note Market Disruption Events” in this preliminary pricing supplement, and the Notes will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice, at an amount equal to the amount specified on the cover page of this preliminary pricing supplement for Issuer Redemption (the “Issuer Redemption Amount”). If the deemed final valuation date referred to above is postponed and occurs less than two business days prior to the day that would otherwise be the Redemption Date, then the Redemption Date will be the second business day following the deemed final valuation date as so postponed. If we exercise our right to redeem the Notes, the payment you receive may be less than the payment that you would have otherwise been entitled to

PPS-4

receive at maturity, and you may not be able to reinvest any amounts received on the Redemption Date in a comparable investment. Our right to redeem the Notes may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following delivery of the issuer redemption notice.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Notes should be treated in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the Index. Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to the portion of your Notes that reflects the performance of regulated futures contracts. If Section 1256 were to apply to such portion of your Notes, gain or loss recognized with respect to such portion of your Notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark such portion of your Notes to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of the Notes had been sold for fair market value). It is also possible that you could also be required to recognize gain or loss, at least some of which is likely to be short-term capital gain or loss, each time a contract tracked by the Index rolls or if the Index is modified.

Additionally, it is possible that you would be required to include the interest component of the Index in ordinary income either upon the sale, redemption or maturity of the Notes or over the term of the Notes even though you will not receive any payments from us until the redemption or maturity of your Notes. Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon the redemption of your Notes is determined, even though you will not receive any amounts from the issuer in respect of your Notes prior to the redemption of your Notes. Under this alternative treatment, there are circumstances under which you could be treated as having a holding period that is less than one year even if you receive cash upon the redemption of your Notes at a time that is more than one year after the beginning of your holding period. In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as expenses. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Notes.

PPS-5

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities” ;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the index return is positive or negative. Your investment will be fully exposed to any decline in the final price as compared to the initial price.

•

Even if INDEXFinal is greater than INDEXInitial, You May Receive Less Than the Principal Amount of Your Notes—Because the investor fee factor reduces the amount of your return at maturity or upon redemption, the level of the Index must increase significantly for you to receive at least the principal amount of your investment at maturity or upon redemption. If INDEXFinal is not greater than INDEXInitial by an amount sufficient to offset the investor fee, or if INDEXFinal is less than INDEXInitial, you will receive less than the principal amount of your investment at maturity or upon redemption. Note that if the notes are redeemed pursuant to an issuer redemption or a holder redemption on any day in the first six months, the investor fee will be calculated as if the notes had been held for the full six month period.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

PPS-6

•

No Interest or Other Rights—As a holder of the Notes, you will not receive interest payments, and you will not have rights to receive any distributions or other rights that holders of contracts composing the Index would have.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

The Notes are unsecured promises of Barclays Bank PLC and are not secured debt. The Notes are riskier than ordinary unsecured debt securities. The return of the Notes is linked to the performance of the Barclays WTI Crude Oil 11M Deferred TR IndexTM (the “Index”). Investing in the Notes is not equivalent to investing directly in a succession of WTI Crude Oil futures contracts (the “WTI Crude Oil futures” and each, a “WTI Crude Oil futures contract”). See the section entitled “Description of the Reference Asset—” in this preliminary pricing supplement for more information.

•

Unlike Certain Notes That Are Linked to an Index Comprised of a Commodity Futures Contract That is Rolled to the Next Nearby Futures Contract, the Index Maintains a Rolling Position in a WTI Crude Oil Futures Contract that has a Stated Delivery Month That is 12 Months Away; Accordingly, Your Notes Are Exposed to Long-Term Factors Affecting WTI Crude Oil Prices—Your Notes operate differently than certain notes that are linked to an index comprised of a single commodity futures contract that maintains its position in the relevant commodity futures by “rolling” into a the next nearby futures contract that expires in the second following calendar month. Rolling is the process by which a futures contract approaching expiration is replaced by a similar contract that has a later expiration. For example, a

PPS-7

futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. Your Notes are linked to the Index, which maintains its position in WTI Crude Oil futures contracts by rolling into a new WTI Crude Oil futures contract with a more distant expiration month. Specifically, your Index rolls into a new futures contract for delivery 12 months in the future, whereas a traditional index would roll into a futures contract for delivery one month in the future. As a result, the performance of the Index is likely to be less affected by short-term economic, weather and other factors at any given time, which might be captured by an index that rolls into the next nearby futures contract. Instead, futures contracts underlying the Index and, therefore, the level of the Index are likely to be affected by longer-term expectations regarding of WTI Crude Oil prices, which may be influenced by long-term economic trends. Accordingly, if short-term factors develop in a manner that results in short-term price increases in WTI Crude Oil and WTI Crude Oil futures, the Index and thus the value of your Notes may not benefit from such developments, whereas a comparable index that rolls on a monthly basis into a futures contract for delivery one month in the future may benefit from such short-term factors and price increases.

•

Future Prices of WTI Crude Oil That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Redemption—As discussed above, your Notes are linked to the Index, which maintains its position in WTI Crude Oil futures by rolling into a new WTI Crude Oil futures contract according to a predetermined roll schedule. “Roll yield” is any profit (i.e., positive roll yield) or loss (i.e., negative roll yield) realized when rolling the Index from an expiring futures contract into a new futures contract. Positive or negative roll yield is largely determined by whether a particular futures contracts is trading in a “backwardated” or “contango” market. If the market for a particular commodity futures contract is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale (or deemed sale) of the near-dated contract may take place at a price that is higher than the price of the longer-dated contract, thereby creating a positive roll yield. The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale (or deemed sale) of the contract. In contrast, if the market for a particular commodity futures contract is in “contango”, which means that the prices of futures contracts are higher in the distant delivery months than in the nearer delivery months, the sale of the near-dated contract may take place at a price that is lower than the price of the longer-dated contract, thereby creating a negative roll yield. WTI Crude Oil futures contracts have tended to trade historically in contango markets, and if such conditions persist, the value of your Index, and therefore, the return on your Notes, will be negatively affected.

•

The Notes May be Subject to Certain Risks Specific to WTI Crude Oil as a Commodity—As an energy-related commodity, WTI crude oil may be subject to a number of risks specific to energy-related commodities, and in particular to WTI crude oil, that may adversely affect its price or result in price volatility. These may include, among others:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	technological advances or the discovery of new oil reserves leading to increases in the worldwide production of crude oil;

•	further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	geopolitical events; and

•	costs associated with regulatory compliance, including environmental regulations; and changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the Index, and the market value of the Notes, may offset or enhance the effect of another factor.

PPS-8

•

WTI Crude Oil Prices May Change Unpredictably, Affecting the Level of the Index and the Value of Your Notes in Unforeseeable Ways—Trading in commodity futures contracts, including futures contracts for WTI Crude Oil, is speculative and can be extremely volatile. It is expected that generally the market value of the Notes will depend primarily on the market price of crude oil. Crude oil prices are subject to volatile price movements over short periods of time and are affected by numerous factors and events, as described herein. Crude oil prices are generally more volatile and subject to greater dislocation than prices of other commodities. Crude oil prices may change rapidly over a short period of time as a result of supply disruptions stemming from world events, or domestic problems such as refinery or pipeline outages. These events tend to effect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. Over the past few years, crude oil prices have experienced unprecedented volatility and have reached historically high levels followed by precipitous declines. There can be no assurance that crude oil prices will reach their historic highs again or that such volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the price of the futures contracts underlying the Index, and as a result, the market value of your Notes and the amount you receive at maturity or upon redemption.

In addition, crude oil prices are determined with significant influence by the Organization of Petroleum Exporting Countries (“OPEC”). OPEC has the potential to influence oil prices world-wide because its members possess a significant portion of the world’s oil supply. Further, if oil demand rises quickly or supply declines unexpectedly due to refinery production problems or lagging imports, stocks of oil may decline rapidly. When stocks are low and falling, some wholesalers may become concerned that supplies may not be adequate over the short term and bid higher for the available product, leading to further price increases. It is impossible to predict the aggregate effect of all or any combination of these factors on the price of crude oil. Sudden and dramatic changes in the futures market may also occur, for example, upon commencement of hostilities, or cessation of existing hostilities, that may exist in countries or regions producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Any such changes in the supply and demand of crude oil may result in significant volatility in the price of the reference asset and accordingly, may adversely affect the market value of your Notes and the payment you receive at maturity or upon redemption.

•

As Index Sponsor, Barclays Bank PLC, Will Have the Authority To Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—Barclays Bank PLC, is the index sponsor (the “index sponsor”). The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in the section entitled “Description of the Reference Asset—” in this preliminary pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Notes.

The role played by Barclays Bank PLC, as index sponsor, and the exercise of the kinds of discretion described above and in the section entitled “Description of the Reference Asset—” in this preliminary pricing supplement could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Notes. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

•

The Market Value of the Notes May Be Influenced by Many Unpredictable Factors—The market value of your Notes may fluctuate between the date you purchase them and the final valuation date. You may also sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the value of the WTI Crude Oil futures and of the Index will affect the market value of your Notes more than any other factor. Other factors that may influence the market value of your Notes include:

•	prevailing spot prices for WTI Crude Oil futures;

•	the time remaining to the maturity of the Notes;

•	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker;

PPS-9

•

economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the Index or the market price of the WTI Crude Oil futures (see “—WTI Crude Oil Prices May Change Unpredictably, Affecting the Level of the Index and the Value of Your Notes in Unforeseeable Ways” above for more information);

•	the general interest rate environment; and

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

•

Suspension or Disruptions of Market Trading in WTI Crude Oil and Related Futures May Adversely Affect the Value of Your Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in the prices of some futures contracts that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Notes. In these circumstances, we may also elect to redeem your Notes, at our sole discretion, as described below under “Issuer Redemption.”

•

Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on Your Notes—The WTI Crude Oil futures contracts that underlie the Index are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. The Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly known as the “Dodd-Frank Act”, provides for substantial changes in the regulation of the futures and over-the-counter derivatives markets. Among other things, the Dodd-Frank Act is intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires regulators, including the Commodity Futures Trading Commission (the “CFTC”), to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted. While the CFTC has proposed and adopted many of the required regulations, the Dodd-Frank regulatory scheme has not yet been implemented and the ultimate nature, scope and impact of the regulations on the markets and market participants cannot yet be determined.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation and the CFTC has adopted such rules, although they have not yet become effective. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the Dodd-Frank Act, and the CFTC’s adoption of rules on position limits, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. Industry trade groups have filed a lawsuit against the CFTC challenging the rules adopted by the CFTC on position limits, and the outcome of that litigation is yet to be seen as of the date of this filing. If the CFTC prevails in the lawsuit and the rules on position limits are upheld, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity and increase market volatility in the commodities futures contracts that underlie the Index, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity or upon redemption. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity, increase volatility and adversely affect prices.

PPS-10

Other regulatory organizations have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets. For example, the European Commission recently published a proposal developed by the European Securities and Markets Authority, the successor to the Committee of European Securities Regulators, which updates the Markets in Financial Instruments Directive, commonly known as “MiFID II,” and the Markets in Financial Instruments Regulation, commonly known as “MiFIR.” The scope of the final regulations and the degree to which member states will be allowed discretion in implementing the directive is yet to be seen. If these regulations are adopted, including, for example, regulations requiring position limits, they could substantially reduce liquidity and increase volatility in the commodities futures contracts that underlie the Index, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity or upon redemption.

•

Concentration Risks Associated with the Index May Adversely Affect the Value of the Notes—Because the Notes are linked to the Index, which, at any given time, is comprised of a single futures contract on WTI Crude Oil, it will be less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware, in particular, that other commodities indices may be more diversified in terms of both the number of and variety of futures contracts on commodities than the Index. Your investment may carry risks similar to a concentrated securities investment in one issuer.

•

The WTI Crude Oil Futures May Not Be Traded on a Regulated Futures Exchange in the Future—The Index is currently based solely on WTI Crude Oil futures, which are traded on the New York Mercantile Exchange (the “NYMEX”), a regulated futures exchange (referred to in the United States as “designated contract market”). However, the Index may in the future be comprised of an over-the-counter contract (such as a swap or a forward contract) traded on a trading facility that is the subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in an index, may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

•

The Closing Price of the Relevant WTI Crude Oil Futures Contract May Not Be Readily Available—As described in the section entitled “Description of the Reference Asset—” in this preliminary pricing supplement, the closing price of the relevant WTI Crude Oil futures contract is calculated and published by the NYMEX. The closing price of the relevant WTI Crude Oil futures contract is used to calculate the level of the Index. Any disruption in trading of the relevant WTI Crude Oil futures contract on the NYMEX or on any successor exchange could delay the release or availability of the relevant closing prices. This may delay or prevent the calculation of the Index.

•

You Will Not Receive Interest Payments on the Notes or Have Rights in the WTI Crude Oil futures—You will not receive any periodic interest payments on your Notes. As an owner of the Notes, you will not have rights that investors in the WTI Crude Oil futures may have. Your Notes will be paid in cash, and you will have no right to receive delivery of the WTI Crude Oil futures or WTI Crude Oil.

•

There Are Restrictions on the Minimum Number of Notes You May Redeem and on the Dates on Which You May Redeem Them—You must redeem at least 1000 Notes at one time in order to exercise your right to redeem your Notes prior to maturity. You may only redeem your Notes if we receive a notice of redemption from you by no later than 4:00 p.m. and a confirmation of redemption by no later than 5:00 p.m. on the business day prior to the designated final valuation date. If we do not receive your notice of redemption by 4:00 p.m., or your confirmation of redemption by 5:00 p.m., on the business day prior to the

PPS-11

designated final valuation date, your notice will not be effective and we will not redeem your Notes on the applicable Redemption Date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Holder Redemption” for more information.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index Could Affect the Amount Payable on the Notes and Their Market Value—The policies of the index sponsor, which is a division of Barclays Bank PLC, concerning the calculation of the level of the Index could affect the value of the Index and, therefore, the amount payable on the Notes at maturity and the market value of the Notes prior to maturity. The index sponsor may modify the methodology for calculating the Index level. In addition, as described in “Description of the Reference Asset—Modifications to the Index” in this preliminary pricing supplement, under a number of circumstances the index sponsor may make certain changes to the way in which the Index is calculated. The index sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your Notes.

If events such as these occur, or if the level of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the Index level. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Description of Medium-Term Notes—Calculations and Calculation Agent” in the prospectus supplement.

•

There Are Potential Conflicts of Interest Between You and the Calculation Agent—Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Notes at maturity or upon redemption. For a more detailed description of the calculation agent’s role, see “Description of Medium-Term Notes—Calculations and Calculation Agent” in the prospectus supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Notes linked to the Index. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the Index value. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Description of Medium-Term Notes—Calculations and Calculation Agent” in the prospectus supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting an Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

PPS-12

Description of the Reference Asset

The Barclays WTI Crude 11M Deferred TR IndexTM

The Barclays WTI Crude 11M Deferred TR IndexTM (the “Index”) reflects the returns available by maintaining a rolling position in exchange-traded futures contracts for WTI crude oil (the “WTI Crude Oil futures” and each, a “WTI Crude Oil futures contract”). WTI Crude Oil futures are legally binding agreements for buying or selling a set amount of Light Sweet Crude Oil Futures (“WTI crude oil”) at a fixed price for physical settlement on a future date.

A contract unit of WTI Crude Oil futures is 1,000 barrels. WTI Crude Oil futures are traded on the New York Mercantile Exchange (the “NYMEX”). The closing prices of the WTI Crude Oil futures are calculated by NYMEX and reported on Bloomberg and Reuters under symbol “CL”.

As described further in the section entitled “The Commodity Futures Markets” below, futures contracts are, by their terms, subject to expiration during a stated delivery month and investors seeking to maintain exposure to a particular futures contract for a commodity are required to close out their position in the expiring futures contract and establish a new position in a futures contract with a later expiry date, a process referred to as “rolling”. Traditional commodity indices generally take a position in the relevant underlying futures contract that is closest to delivery and, prior to the delivery month for such futures contract, roll into the futures contract with the next nearest delivery month (or the contract closest to expiration that satisfies the pre-determined roll schedule of the relevant index).

By comparison, the Index maintains its exposure to WTI Crude Oil futures by taking a rolling position in WTI Crude Oil futures with stated delivery months, that are twelve months away (as described further in Table 1 below). Subject to the occurrence of a roll adjustment event, as described below in the section titled “Roll Adjustments”, the Index rolls its position from the fifth to the ninth index business days each month (the “roll period” and each such day, a “roll day”). An “index business day” is a day on which the Index, as well as the underlying contracts, are calculated, as determined by the NYSE Euronext Holiday & Hours schedule, as published on http://www.nyse.com/about/newsevents/1176371176373.html or any successor website thereto. Any deviation from such index business day schedule will be announced by the index sponsor.

The Index is maintained and calculated by Barclays Bank PLC (the “index sponsor”) and is denominated in U.S. dollars. The index sponsor calculates the level of the Index at the close of business, New York time, on each index business day with respect to the prior index business day and publishes it on http://www.barcap.com/indices, or any successor website thereto, shortly thereafter. The level of the Index is also reported on Bloomberg under the ticker BCC2CLBT or any successor thereto.

Like other total return commodity indices, the Index reflects the total returns available as a result of changes in the price of WTI Crude Oil futures, any roll yield (which may be positive or negative) generated, and the interest return on a hypothetical fully collateralized position in WTI Crude Oil futures, at a specified Treasury Bill rate. The interest return is further described in the section entitled “Calculation of the Index”.

Commodity Futures Markets

The Index is composed of a single futures contract on a physical commodity, specifically Light Sweet Crude Oil Futures. Futures contracts on physical commodities are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, the futures contract included in the Index is an exchange-traded futures contract. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

PPS-13

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity must close out its position in the expiring contract (the “nearby futures contract”) and establish a new position in a contract with a later-dated delivery month, a process referred to as “rolling”. Traditional commodity indices generally roll into the futures contract expiring in the next nearest delivery month (or the contract closest to expiration that satisfies the pre-determined roll schedule of such index) (each such contract, a “next nearby futures contract”). For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month may, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This would “roll” the November position into a December position, and, when the November contract expires, the market participant would still have a long position in the first nearby delivery month. Note that the Index rolls into WTI Crude Oil futures contracts according to the pre-determined schedule set forth on Table 1 instead of the next nearby futures contract.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission (the “CFTC”). Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

PPS-14

The Index

The Index reflects the returns available by maintaining a rolling position in WTI Crude Oil futures as set forth in Table 1 below. On the first index business day of each month, the Index is composed of the WTI Crude Oil futures contract with the corresponding delivery month set forth in Table 1 below (the “index contract”). The Index maintains its exposure to WTI Crude Oil futures by closing out its position in the index contract and establishing a new position in the futures contract set forth in Table 1 below alongside the immediately subsequent month (the “index roll contract”) during the roll period. Following the end of the roll period each month, the index roll contract becomes the index contract. Subject to the occurrence of a roll adjustment event, the Index rolls from the index contract to the index roll contract from the fifth to the ninth index business days of each month (the “roll period” and each such day, a “roll day”).

Table 1: Roll Schedule for the Index

The Index	Futures Contract	Futures contract delivery months as at the first index business day of each month
		Jan		Feb		Mar		Apr		May		Jun		Jul		Aug		Sep		Oct		Nov		Dec
Barclays WTI Crude Total Return IndexTM	Light, Sweet Crude Futures	Jan	*	Feb	*	Mar	*	Apr	*	May	*	Jun	*	Jul	*	Aug	*	Sep	*	Oct	*	Nov	*	Dec	*

*	Denotes a delivery month during the immediately following year.

For example, on the first index business day of November 2012, the Index is composed of the Light Sweet Crude Oil Futures contract with the delivery month of November 2013. During the November roll period, the Index closes out its position in the Light Sweet Crude Oil Futures contract with the delivery month of November 2013 and establishes a new position in the Light Sweet Crude Oil Futures contract with the delivery month of December 2013.

The Index is a total return index. The return from investing in a futures contract, such as a WTI Crude Oil futures contract, derives from changes in the price of the relevant futures contract (the “price return”), any profit or loss realized when rolling the relevant futures contract (the “roll yield”) and any interest earned on the cash deposited as the initial margin for the purchase of the relevant futures contract (the “Treasury Bill return”). An excess return index comprised of a single futures contract reflects the price return and the roll return of the notional futures contract; whereas, a total return index comprised of a single futures contract reflects not only the price return and the roll return but also the relevant Treasury Bill return. The Index is maintained and calculated by the index sponsor and is denominated in U.S. dollars. The index sponsor calculates the level of the Index at the close of business, New York time, on each index business day with respect to the prior index business day and publishes it on http://www.barcap.com/indices, or any successor website thereto, shortly thereafter. The level of each Index is also reported on Bloomberg under the following ticker BCC2CLBT.

Calculation of the Index

The level of the Index is deemed to have been 100.0000 on December 31, 1998, which we refer to as the “index commencement date”. On any given index business day, the level of the Index is equal to:

TRt = TRt–1 × (1+ PRt + CRt) × (1+ CRt)n

where:

“TRt” means the Index level on index business day t;

PPS-15

“TRt-1” means the Index level on the index business day that immediately precedes index business day t;

“PRt” means the daily price return of the index contract on index business day t calculated using the formulae below;

“n” means the number of non-index business days between index business day t and the immediately proceeding index business day; and

“CRt” is calculated as follows:

where:

“TBILLt-1 ” means the high rate for the most recent 13-Week (91-Day) US Treasury bill auction prior to index business day t as published by the U.S. Department of the Treasury Bureau of the Public Debt on http://www.treasurydirect.gov/RI/OFBills, or any successor website thereto, under column “Discount Rate %”, or if this source is not available, such other source as the Index Sponsor may determine in its sole discretion.

The Index level is rounded to seven significant figures (with halves rounded up).

The daily price return (“PRt”) on any given index business day outside of the roll period is calculated as follows:

where:

“PRt ” means the daily price return of the index contract on index business day t;

“Pk,t ” means the closing price for the index contract on index business day t; and

“Pk,t-1 ” means the closing price for the index contract on the index business day that immediately precedes index business day t.

The daily price return (“PRt”) on any given index business day during the roll period is calculated as follows:

where:

“PRt ” means the daily price return of the index contract and index roll contract on index business day t;

“CWk,t-1” means, subject to the occurrence of a roll adjustment event, the contract weight for the index contract on the index business day that immediately precedes index business day t; the contract weight for the index contract is equal to 1.0 at the start of each month and is reduced by one fifth on each roll day, starting on the first roll day, such that on the last roll day during the roll period, it is equal to 0.0;

“Pk,t ” means the closing price for the index contract on index business day t;

PPS-16

“Pk,t-1” means the closing price for the index contract on the index business day that immediately precedes index business day t;

“P’k,t” means the closing price for the index roll contract on index business day t; and

“P’k,t-1” means the closing price for the index roll contract on the index business day that immediately precedes index business day t.

PPS-17

Roll Adjustments

If, on any index business day during a roll period, a roll adjustment event (as defined below) occurs, then the contract weight for the index contract will not decrease by one fifth, and the portion of the roll that would otherwise have taken place on such index business day (the “deferred portion”) will roll on the next index business day on which no roll adjustment event is occurring. If roll adjustment events occur on successive index business days during the roll period, then all deferred portions will roll on the next index business day on which no roll adjustment event is occurring. If such next index business day is also a roll day, then both the deferred portion(s) and the portion scheduled to roll on such roll day will roll on such next index business day. If the roll of the index contract into the index roll contract is not completed during the roll period as a result of the occurrence of one or more roll adjustment events on one or more roll days, then the deferred portion(s) will roll on the first index business day after the roll period on which no roll adjustment event is occurring.

Any of the following will constitute a “roll adjustment event”:

•	the NYMEX or other price source is not open for trading;

•	a failure by NYMEX or other price source to announce or publish the closing price(s) for the relevant futures contract(s);

•	a material limitation, suspension, or disruption of trading in the relevant futures contract;

•

the closing price for the index contract or the index roll contract is a “limit price”, which means that the closing price has increased or decreased from the previous day’s closing price by the maximum amount permitted under the relevant commodity exchange rules; or

•

any other event that the index sponsor determines may materially interfere with the ability of participants on the applicable exchange to acquire, establish, re-establish, substitute, maintain, unwind or dispose of positions in the relevant futures contracts or the proper functioning of the relevant commodities exchange.

PPS-18

Modifications to the Index

The index sponsor does not presently intend to modify the Index as described above. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Index. The index sponsor will promptly publish any such modifications on http://www.barcap.com/indices/.

•	Index Disruption and Force Majeure Events

If, on any index business day, an “index disruption event” occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the index sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index value as the index sponsor considers appropriate;

•	defer publication of the Index value and any other information relating to the Index until it determines, in its sole discretion, that no index disruption event is occurring;

•	replace WTI Crude Oil futures with a successor reference asset that the index sponsor considers appropriate for the purposes of continuing the Index;

•	defer or suspend publication of the Index in its sole discretion at any time; and/or

•	discontinue supporting the Index or terminate the calculation of the Index value and the publication of the Index value.

Any of the following will be an “index disruption event”:

•

a material limitation, suspension or disruption in the trading of WTI Crude Oil futures (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of WTI Crude Oil futures imposed by the NYMEX by reason of movements exceeding “limit up” or “limit down” levels permitted by the NYMEX) that results in a failure by the NYMEX to report the closing price of WTI Crude Oil futures on any index business day;

•

the index sponsor determines, in its sole discretion, that WTI Crude Oil futures have ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason in a manner acceptable to the index sponsor;

•

the index sponsor determines, in its sole discretion, that (a) a change in the quality, construction, composition, or calculation methodology of the closing price of WTI Crude Oil futures has occurred, and/or (b) any event or measure that results in WTI Crude Oil futures being changed or altered has occurred;

•	the index sponsor deems it necessary, at any time and in its sole discretion, to replace WTI Crude Oil futures with an appropriate successor in order to maintain the objectives of the Index;

•

the index sponsor determines, at any time, that as a result of a change in taxation (including, but not limited to, any tax imposed on the index sponsor or its affiliates), it is necessary to change WTI Crude Oil futures or the methodology used to compose or calculate the Index;

•	an index force majeure event, as defined below, that lasts for at least 30 consecutive calendar days; and/or

•

any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index or the reputation of the Index as a fair and tradable benchmark.

The following event will not be an index disruption event:

•	a limitation on the hours or numbers of days of trading on the NYMEX, but only if the limitation results from an announced change in the regular business hours of the NYMEX.

PPS-19

If, on any index business day, an “index force majeure event” occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the index sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index value as the index sponsor considers appropriate; and/or

•	defer publication of the Index value and any other information relating to the Index until it determines, in its sole discretion, that no index force majeure event is occurring.

An “index force majeure event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the Index and/or WTI Crude Oil futures.

Change in Methodology

While the index sponsor currently employs the methodology described in this pricing supplement to calculate the Index, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Index is based). The index sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the index sponsor elects to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above.

Termination

The index sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and publication of the Index value.

Errors

The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index value, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the index sponsor will not adjust or correct any previously published Index value other than in cases of manifest error.

Adjustments

The index sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the Index value and the frequency of publication of the Index value.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the level of the Index (or failure to publish such level of the Index) and any use to which any person may put the Index or level of the Index . In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the level of the Index, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

PPS-20

Holder Redemption

You may elect to redeem your Notes prior to maturity at an amount equal to the amount specified on the cover page of this preliminary pricing supplement for Holder Redemption (the “Holder Redemption Amount”), provided that you redeem at least 1000 Notes at one time. To redeem your Notes, you must instruct your broker or other person with whom you hold your Notes to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, that specifies your designated final valuation date (such designated date being the “Holder Redemption Notice Date”. The notice must be delivered to us via email by no later than 4:00 p.m., New York City time, on the business day immediately preceding the Holder Redemption Notice Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective. We will notify you of the Holder Redemption Amount no later than the third business day following the Holder Redemption Notice Date;

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the Holder Redemption Amount, facing Barclays Capital DTC 7256; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Date (the third business day following the Holder Redemption Notice Date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., or your confirmation of redemption by 5:00 p.m., on the business day prior to the Holder Redemption Notice Date, your notice will not be effective and we will not redeem your Notes on the applicable Redemption Date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

If you elect to redeem your Notes on a Redemption Date that is later in time than the Redemption Date resulting from a subsequent Issuer Redemption, your election to redeem your Notes will be deemed to be ineffective and your Notes will instead be redeemed on the Redemption Date pursuant to such Issuer Redemption.

Issuer Redemption

We have the right to redeem or “call” your Notes (in whole but not in part) at our sole discretion without your consent at any time on any business day through and including the Maturity Date. If we elect to redeem your Notes, we will deliver written notice of such election to redeem to DTC and the Trustee.

In this scenario, the final valuation date will be deemed to be the third Scheduled Trading Day prior to the Redemption Date, such deemed final valuation date being subject to postponement in the event of a Note Market Disruption Event as described in “Note Market Disruption Events” in this preliminary pricing supplement, and the Notes will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice, at an amount equal to the Issuer Redemption Amount. If the deemed final valuation date referred to above is postponed and occurs less than two business days prior to the day that would otherwise be the Redemption Date, then the Redemption Date will be the second business day following the deemed final valuation date as so postponed.

Note Market Disruption Events

The final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption) may be postponed and thus the determination of the levels of the Index (or successor index, if applicable) may be postponed if the calculation agent determines that, on the respective date, a Note Market Disruption Event has occurred or is continuing in respect of the Index (or successor index, if applicable). Any component that comprises the Index (or a component of any successor index, if applicable) is herein referred to as an “index component”. Any of the following will be a “Note Market Disruption Event”:

•

a material limitation, suspension or disruption in the trading of any index component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);

•

the daily contract reference price for any index component is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

•

failure by the index sponsor to publish the closing value of the index (or successor index, if applicable) or of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more index components; or

PPS-21

•

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

The following events will not be Note Market Disruption Events:

•

a limitation on the hours or numbers of days of trading on a trading facility on which any index component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision by a trading facility to permanently discontinue trading in any index component.

If the calculation agent determines that on the final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption), a Note Market Disruption Event occurs or is continuing in respect of any index component, the final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption) will be postponed. If such a postponement occurs, the index components unaffected by the Note Market Disruption Event shall be determined on the scheduled valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption) and the value of the affected index component shall be determined using the closing value of the affected index component on the first Scheduled Trading Day (as defined herein) after that day on which no Note Market Disruption Event occurs or is continuing. In no event, however, will the final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption) be postponed by more than five Scheduled Trading Days. If the calculation agent determines that a Note Market Disruption Event occurs or is continuing in respect of any index component on the fifth Scheduled Trading Day following the scheduled valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption), the calculation agent will make an estimate of the closing value for the relevant index component that would have prevailed on that fifth Scheduled Trading Day in the absence of the Note Market Disruption Event.

Historical and Hypothetical Historical Performance of the Index

The level of the Index value is deemed to have been 100.0000 on December 31, 1998, which is referred to as the “index commencement date”. The index sponsor began calculating the Index on December 6, 2007. Therefore, the historical information for the period from December 31, 1998 until December 6, 2007 is hypothetical and is provided as an illustration of how the Index would have performed during the period had the index sponsor begun calculating the Index on the index commencement date using the methodology it currently uses. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Historical information for the period from and after December 31, 2007 is based on the actual performance of the Index.

All calculations of historical information are based on information obtained from various third party independent and public sources. The index sponsor has not independently verified the information extracted from these sources.

The following table and graph illustrate the performance of the Index from the index commencement date to August 15, 2012. The estimated historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Index will increase sufficiently to cause holders of the Notes to receive a payment at maturity in excess of the principal amount of such Notes.

Date	Index level
December 31, 1998	100.0000
December 31, 1999	156.6541
December 29, 2000	230.8520
December 31, 2001	227.8238
December 31, 2002	292.1054
December 31, 2003	384.7080
December 31, 2004	623.1737
December 30, 2005	1,032.8895
December 29, 2006	1,124.6514
December 31, 2007	1,588.2688
December 31, 2008	1,051.9353
December 31, 2009	1,376.7126
December 31, 2010	1,495.7170
December 31, 2011	1,548.7120
August 15, 2012	1,539.9139

PPS-22

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-23

ANNEX A

NOTICE OF REDEMPTION

To: InvestorSolutionsP1@barclayscapital.com, hybridtradesupport@barclayscapital.com

Subject: Notice of Redemption, CUSIP No. 06741TEQ6

[BODY OF EMAIL]

Name of holder: [                    ]

Number of Notes to be redeemed*: [                    ]

Holder Redemption Notice Date: [            ], 20[    ]

Contact Name: [                    ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Notes are satisfied.

*	You must redeem at least 1000 Notes at one time in order to exercise your right to redeem your Notes on the Redemption Date.

PPS-24

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:     212-412-1232

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s $[—] Global Medium-Term Notes, Series A, due August 28, 2017, CUSIP No. 06741TEQ6, redeemable for a cash amount based on the Barclays WTI Crude 11M Deferred TR IndexTM (the “Notes”) hereby irrevocably elects to exercise, on the Redemption Date of                     , with respect to the number of Notes indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the Notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Notes (specified below) to book a delivery vs. payment trade on the Holder Redemption Notice Date with respect to the number of Notes specified below at a price equal to the Holder Redemption Amount, facing Barclays Capital DTC 7256 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Redemption Date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Notes surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 1000 Notes at one time in order to exercise your right to redeem your Notes on the Redemption Date.)

PPS-25